Exhibit 99.2


                       WHIRLPOOL CORPORATION'S RESPONSE TO
                           FREQUENTLY ASKED QUESTIONS

ACQUISITION PRICE
-----------------

QUESTION 1.       WHY WAS WHIRLPOOL'S OFFER PRICE $7 HIGHER THAN TRITON'S?
Answer:           Our offer provides a reasonable premium to reward the Maytag shareholders for the potentially longer and more substantive regulatory review process than Triton (a private equity consortium) underwent.

QUESTION 2.       WHY DID WHIRLPOOL INCREASE ITS OFFER PRICE FOR MAYTAG?
Answer:           We made two formal offers for Maytag after first giving notice of our intent to bid. Our ultimate price of $21 per share provides fair value for Maytag shareholders, while also addressing conditions established by the Maytag board of directors. The price appropriately provides an opportunity for Whirlpool shareholders, including Maytag shareholders who retain the Whirlpool stock they receive in the merger, to realize the value we expect to be created by the efficiencies and innovation from the combined company.

QUESTION 3.       WHY DID WHIRLPOOL STRUCTURE THE DEAL 50% EQUITY AND 50% STOCK?
Answer:           We believe the mix of stock and cash provides financial
                  flexibility for the combined company and allows existing
                  Maytag shareholders the opportunity to participate in the value-creating opportunities from the combined company.

QUESTION 4.       WHAT WILL MAYTAG SHAREHOLDERS RECEIVE IN EXCHANGE FOR THEIR
                  SHARES?
Answer:           In the merger, each share of Maytag common stock will be
                  exchanged for (a) $10.50 in cash and (b) between 0.1144 and
                  0.1398 of a share of Whirlpool common stock. We refer to the fraction of a share of Whirlpool common stock to be issued for each share of Maytag common stock as the "Exchange Ratio." The
                  Exchange Ratio will be determined by reference to the volume weighted average trading price per share of Whirlpool common stock on the New York Stock Exchange for the 20 consecutive full trading days ending on the second trading day prior to the effective time of the merger, which we refer to as the "Reference Price."

                  The Exchange Ratio will adjust to ensure that the fractional share of Whirlpool common stock received will be equal to $10.50 divided by the Reference Price, so long as the reference price is between $75.10 and $91.79. If the Reference Price is less than $75.10, the exchange ratio will no longer adjust, and Maytag shareholders will receive 0.1398 of a share of Whirlpool common stock. If the Reference Price is greater than $91.79, the Exchange Ratio will no longer adjust, and Maytag shareholders will receive 0.1144 of a share of Whirlpool common stock.

                  This type of adjustment mechanism is referred to as a floating exchange ratio with a "collar" of +/- 10% around $83.45, the volume weighted average price of Whirlpool common stock on the NYSE on August 12, 2005, the date the Maytag board of directors first declared that Whirlpool's offer was a "superior company proposal" compared to the existing Triton merger agreement.

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                  Maytag shareholders will not receive any fractional shares of
                  Whirlpool common stock in the merger. Instead, they will be entitled to receive cash, without interest, for any fractional share of Whirlpool common stock they might otherwise have been entitled to receive, based on a portion of the proceeds from the sale of all fractional shares in the market.

QUESTION 5.       HOW DID WHIRLPOOL ARRIVE AT THE $120M REVERSE BREAK-UP FEE?
Answer:           Transactions of this nature are often structured with some type of reverse breakup fee. In our case, we negotiated the terms in a manner that was deemed mutually satisfactory with Maytag. We also agreed to provide up to $15 million to assist
                  Maytag in retaining key employees.

FINANCING
---------

QUESTION 1.       HOW WILL WHIRLPOOL FINANCE THE ACQUISITION?
Answer:           The company has sufficient resources to finance the
                  acquisition and has received strong support from the banking sector. The company currently has a $1.2 billion, five-year committed credit facility, scheduled to mature in 2009. There have been no borrowings under this facility. The acquisition and upcoming debt maturities of the combined company are expected to be financed through current bank facilities and with new committed bank facilities.

QUESTION 2.       WHAT IS THE EXPECTED IMPACT ON WHIRLPOOL'S DEBT RATING ONCE IT
                  ACQUIRES MAYTAG?
Answer:           We expect that the acquisition will generate significant
                  efficiencies that are expected to be realized in the near term. We expect to retain an investment grade credit rating.

SAVINGS
-------

QUESTION 1.       WHAT ARE WHIRLPOOL'S EXPECTED FINANCIAL BENEFITS FROM THE
                  ACQUISITION?
Answer:           We anticipate that significant efficiencies can be gained in every part of the value chain, for example:

                  o    Product Manufacturing

                  o    Global Procurement

                  o    Infrastructure and Support Areas

                  o    Product Development and Research

                  o    Asset Utilization

                  These efficiencies will benefit our trade customers and consumers. Achieving these efficiencies will require some level of investment and one-time costs, but we believe they can be realized in the near term.

QUESTION 2.       GIVEN THE SIGNIFICANT SYNERGIES WHIRLPOOL IS EXPECTING,
                  SHOULD LAYOFFS BE ANTICIPATED?  WHERE ELSE WOULD THE
                  SYNERGIES COME FROM?
Answer:           Synergies will come from all areas across the value chain, including procurement, distribution, and research and development. Until the merger is completed, Maytag will continue to operate its businesses independently, and we are not currently in a position to discuss the specifics of how these efficiencies will be derived.


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
REGULATORY CLEARANCE/ANTI-TRUST
-------------------------------

QUESTION 1.       WHY IS WHIRLPOOL CONFIDENT THAT IT WILL GAIN REGULATORY
                  CLEARANCE?
Answer            Our internal and external experts reviewed the appliance
                  industry dynamics and have confirmed our conviction that there is no plausible concern that competition would diminish in any product category in which the companies currently compete.

                  Competition in the appliance industry is intense and nothing about an acquisition of Maytag by Whirlpool can change that. Consumers will benefit from this transaction through the efficiencies that are unique to this combination. There will be cost savings, increased innovation and quality.

QUESTION 2.       HOW MIGHT A WHIRLPOOL-MAYTAG COMBINATION IMPACT THE
                  MARKETPLACE?
Answer            An acquisition of Maytag by Whirlpool will further enhance an already dynamic competitive environment, and increase efficiency of production in the appliance industry. The analysis we have conducted on this confirms this point for all product categories in which both Whirlpool and Maytag compete.

                  Therefore, we are highly confident that we will receive regulatory clearance.

QUESTION 3.       WHAT IS THE TIMETABLE FOR THE ANTITRUST PROCESS?
Answer:           We expect both parties to file the Hart-Scott-Rodino*
                  notification and report forms promptly. We anticipate working cooperatively with the government and plan to promptly provide information to help the government make a decision. There are many variables within this review process, and while it is simply too early to make definitive predictions on timing, we do believe that the transaction could close as early as the first quarter of 2006.

                  *An antitrust law requiring notification to the federal government of certain transactions. The filing marks the beginning of the regulatory review period.


CURRENT BUSINESS
----------------

QUESTION 1. IN LIGHT OF THE PENDING TRANSACTION, WHAT DOES THIS MEAN FOR WHIRLPOOL'S CURRENT INTERNAL STRATEGIES?
Answer: We have a focused group of internal and external resources dedicated to working on the Maytag project. The vast majority of our employees continue to focus on executing the Whirlpool business plans every day. They continue to do an excellent job of creating products and services that enhance our customers' lives. We will continue to fund and execute on our strategies.

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
Whirlpool Additional information:

This news release contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update such information. Forward-looking statements include, but are not limited to, statements regarding expected earnings per share, cash flow, and material costs for the full year 2005, as well as the expected consequences of enacted price increases. Although Whirlpool believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Many factors could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are:
(1) the cost of raw materials and components, especially steel and the impact of rising oil prices; (2) the financial impact of Whirlpool's announced price changes will be dependent upon such factors as market conditions, the strength of consumer demand for Whirlpool's products, and other factors outside of Whirlpool's control such as the general economic conditions prevailing at the time the new pricing goes into effect; (3) rising worldwide transportation costs due to historically high and volatile oil prices, capacity constraints, and other factors; (4) the ability to gain or maintain market share in an intensely competitive global market; (5) the strength of new and established Asian competitors in the United States and abroad; (6) the success of Whirlpool's global business strategy; (7) Whirlpool's global operating platform initiatives;
(8) the success of the Latin American businesses operating in challenging and volatile environments; (9) continuation of Whirlpool's strong relationship with Sears Holdings Corporation in North America, which accounted for approximately 17% of consolidated net sales of $13 billion in 2004; (10) currency exchange rate fluctuations; (11) social, economic and political volatility in developing markets; (12) continuing uncertainty in the North American, Latin American, Asian and European economies; (13) the effectiveness of the series of restructuring actions Whirlpool has announced and/or completed through 2004;
(14) U.S. interest rates; (15) changes to the obligations as presented in the contractual obligations table; (16) changes in the funded position of the U.S. pension plans; (17) continued strength of the U.S. builder industry; (18) the threat of terrorist activities or the impact of war; (19) Whirlpool's estimate of its annual effective tax rate of approximately 31.7%; and (20) the ability of Whirlpool and Maytag to satisfy the conditions to consummation of the merger agreement between them, including Maytag shareholder approval and regulatory clearances, the timing of such satisfaction and in the event the merger is completed, Whirlpool's ability to realize expected benefits and the timing of such realization.

ADDITIONAL INFORMATION RELATING TO THE MERGER AND WHERE TO FIND IT

Whirlpool and Maytag will file a prospectus/proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read any such prospectus/proxy statement, when available, which will contain important information. The prospectus/proxy statement will be, and other documents filed by Whirlpool and Maytag with the SEC are, available free of charge at the SEC's website (www.sec.gov) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692,
Attention: Larry Venturelli, Vice President, Investor Relations, or from Maytag Corporation's Web site at www.maytagcorp.com. Neither this communication nor the prospectus/proxy statement, when available, will constitute an offer to issue Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited -- such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.


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
Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag's directors and executive officers is available in Maytag's proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag will file with the SEC.

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